[VENTAS LOGO]
Ventas, Inc.   10350 Ormsby Park Place   Suite 300   Louisville, Kentucky 40223
                      (502) 357.9000     (502) 357.9029 Fax

                                        Contacts: Debra A. Cafaro
                                                  Chairman, President and CEO
                                                  or
                                                  Richard A. Schweinhart
                                                  Senior Vice President and CFO
                                                  (502) 357-9000


         VENTAS COMPLETES SALE OF UNDERPERFORMING FACILITIES TO KINDRED


                 Company to Record Gain of $54 Million From Sale



               Ventas Reduces Swap Notional Amount to $330 Million

LOUISVILLE, Ky (December 11, 2003) - Ventas, Inc. (NYSE: VTR) ("Ventas" or the "Company") said today that it has completed the previously announced sale of 10 of its underperforming facilities to its primary tenant, Kindred Healthcare, Inc. (NASDAQ: KIND), which leased and operated those facilities prior to the sale.

     "This is an excellent transaction that provides us with funds we intend to re-deploy in the Company's strategic diversification program, in particular our previously announced accretive ElderTrust (NYSE:ETT) acquisition," Ventas Chairman, President and CEO Debra A. Cafaro said. "We are delighted to complete another transaction with Kindred, which during 2003 involved a total of 26 facilities. By divesting these underperforming assets, Ventas expects the overall quality of its portfolio to improve and the cash flow coverages in the Master Leases it has with Kindred to increase. Kindred should also see greater corporate profitability when it eliminates the embedded losses generated by these assets from its operations. We are pleased that both companies and our respective shareholders will benefit from this successful transaction."

     Ventas expects to record a gain on the sale of approximately $54 million, based upon the purchase price of $79 million for the assets. The gain will be excluded from Funds From Operations (FFO) in accordance with the NAREIT definition of FFO. The Company does not expect to incur any taxes or additional 2003 dividend requirements in connection with the sale.

     The Company has also received from Kindred a $6 million lease termination fee on the sold facilities. Current annual rent on the sold facilities is approximately $5 million.

     The assets Ventas sold to Kindred are: two hospitals, located in Minnesota and Michigan, and eight skilled nursing facilities located in Kentucky, Massachusetts, Connecticut and Wisconsin. The hospitals contain 332 beds and the eight skilled nursing facilities contain 1,080 beds.


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Ventas Completes Sale to Kindred
Page 2 of 4
December 11, 2003


VENTAS REDUCES NOTIONAL AMOUNT OF SWAP

     Ventas also said today that it reduced the notional amount of its fixed rate swap from $450 million to $330 million for the period through June 30, 2006. The Company entered into a swap breakage transaction to more closely match the notional amount of its swap with the Company's expected variable rate debt balances.

     The existing swap expires on June 30, 2008. For periods after June 30, 2006, the notional amount of the existing swap will decline to $300 million on July 1, 2006 and then to $150 million on July 1, 2007, under its existing terms. As a result of this transaction, the Company will realize approximately $6 million in net swap expense in the fourth quarter of 2003, which will be recorded as an expense from continuing operations for the quarterly and annual periods ended December 31, 2003. This expense will be included in the Company's FFO calculation for those periods.

2003 AND 2004 NORMALIZED FFO GUIDANCE REAFFIRMED

     Ventas re-affirmed its 2003 normalized FFO guidance of between $1.52 and $1.54 per diluted share, and its 2004 normalized FFO guidance of between $1.58 and $1.62 per diluted share on a steady state basis. It also re-affirmed that it expects to add between five and seven cents to 2004 fully diluted FFO per share on a full year basis upon the successful completion of the ElderTrust merger, announced on November 20, 2003, which is expected to close in the first quarter of 2004. However, the merger is subject to the satisfaction of certain closing conditions and there can be no assurance that the merger will occur or, if so, when the merger will close.

     The Company's FFO guidance (and related GAAP earnings projections) for 2003 and 2004 excludes gains and losses on the sales of assets, and the impact of acquisitions, additional divestitures and capital transactions. Its guidance also excludes the impact of (a) any expense the Company records for non-cash "swap ineffectiveness," and (b) any expenses related to the write-off of unamortized deferred financing fees or additional costs, expenses or premiums incurred as a result of early debt retirement.

     The Company's FFO guidance is based on a number of assumptions, which are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that the Company will achieve these results.

     Ventas, Inc. is a healthcare real estate investment trust that owns 42 hospitals, 194 nursing facilities and nine other healthcare and senior housing facilities in 37 states. The Company also has investments in 25 additional healthcare and senior housing facilities. More information about Ventas can be found on its website at www.ventasreit.com.


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Ventas Completes Sale to Kindred
Page 3 of 4
December 11, 2003


     This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Ventas, Inc.'s ("Ventas" or the "Company") and its subsidiaries' expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, growth opportunities, expected lease income, continued qualification as a real estate investment trust, plans and objectives of management for future operations and statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will" and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from the Company's expectations. The Company does not undertake a duty to update such forward-looking statements.

     Actual future results and trends for the Company may differ materially depending on a variety of factors discussed in the Company's filings with the Securities and Exchange Commission. Factors that may affect the plans or results of the Company include, without limitation, (a) the ability and willingness of Kindred Healthcare, Inc. ("Kindred") and certain of its affiliates to continue to meet and/or perform their obligations under their contractual arrangements with the Company and the Company's subsidiaries, including without limitation the lease agreements and various agreements entered into by the Company and Kindred at the time of the Company's spin off of Kindred on May 1, 1998 (the "1998 Spin Off"), as such agreements may have been amended and restated in connection with Kindred's emergence from bankruptcy on April 20, 2001, (b) the ability and willingness of Kindred to continue to meet and/or perform its obligation to indemnify and defend the Company for all litigation and other claims relating to the healthcare operations and other assets and liabilities transferred to Kindred in the 1998 Spin Off, (c) the ability of Kindred and the Company's other operators to maintain the financial strength and liquidity necessary to satisfy their respective obligations and duties under the leases and other agreements with the Company, and their existing credit agreements, (d) the Company's success in implementing its business strategy and the Company's ability to identify and consummate diversifying acquisitions or investments, including without limitation, its proposed acquisition of ElderTrust, (e) the nature and extent of future competition, (f) the extent of future healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates, (g) increases in the cost of borrowing for the Company, (h) the ability of the Company's operators to deliver high quality care and to attract patients, (i) the results of litigation affecting the Company, (j) changes in general economic conditions and/or economic conditions in the markets in which the Company may, from time to time, compete, (k) the ability of the Company to pay down, refinance, restructure, and/or extend its indebtedness as it becomes due, (l) the movement of interest rates and the resulting impact on the value of and the accounting for the Company's interest rate swap agreement, (m) the ability and willingness of the Company to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations, (n) final determination of the Company's taxable net income for the year ending December 31, 2003, (o) the ability and willingness of the Company's tenants to renew their leases with the Company upon expiration of the leases and the Company's ability to relet its properties on the same or better terms in the event such leases expire and are not renewed by the existing tenants, and (p) the impact on the liquidity, financial condition and results of operations of Kindred and the Company's other operators resulting from increased operating costs and uninsured liabilities for professional liability claims, and the ability of Kindred and the Company's other operators to accurately estimate the magnitude of such liabilities. Many of such factors are beyond the control of the Company and its management


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Ventas Completes Sale to Kindred
Page 4 of 4
December 11, 2003


                                SUPPLEMENTAL DATA

Projected FFO per diluted share for the years ended December 31, 2003 and 2004:

                                                        2003 Projected               2004 Projected
                                                   -------------------------    --------------------------
Per diluted share:
Net income ........................................   $2.00    -      $2.02        $1.11    -    $1.15
Adjustments:
     Depreciation on real estate assets ...........    0.52    -       0.52         0.47    -     0.47
     Realized gain on sale of real estate assets...   (0.64)   -      (0.64)          --    -       --
                                                      ------          -------      ------        -----
FFO................................................   $1.88    -      $1.90        $1.58    -    $1.62

Adjustments:
     Gain on sale of Kindred common stock .........    (0.11)  -      (0.11)          --    -       --
     Reversal of contingent liability .............    (0.25)  -      (0.25)          --    -       --
                                                      ------          --------     ------       ------
Normalized FFO.....................................   $1.52    -      $1.54        $1.58    -    $1.62
                                                      ======          ========     ======        =====


Estimated incremental annualized FFO per diluted share from the ElderTrust merger:

                                                                       Annual Increment
                                                                -------------------------------
Per diluted share:
Net income ...................................................        $(0.03)   -  $ (0.01)
Adjustments:
     Depreciation on real estate assets ......................          0.08    -     0.08
                                                                      ------       -------
FFO increment.................................................        $0.05     -  $  0.07
                                                                      ======       =======


     Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. To overcome this problem, the Company considers FFO an appropriate measure of performance of an equity REIT and uses the National Association of Real Estate Investment Trusts ("NAREIT") definition of FFO. NAREIT defines FFO as net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.

     FFO presented herein is not necessarily comparable to FFO presented by other real estate companies due to the fact that not all real estate companies use the same definition. FFO should not be considered as an alternative to net income (determined in accordance with accounting principles generally accepted in the United States ("GAAP")), as an indicator of the Company's financial performance, as an alternative to cash flow from operating activities (determined in accordance with GAAP), as a measure of the Company's liquidity, nor is FFO necessarily indicative of sufficient cash flow to fund all of the Company's needs. The Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, FFO should be examined in conjunction with net income as presented elsewhere in the Company's public filings on Form 10-Q and Form 10-K.


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